Exhibit 10.25
CONSULTING AGREEMENT
     THIS AGREEMENT is made effective as of April 30, 2005, by and between US BioEnergy Corporation, a South Dakota corporation (the “Company”), and David VanderGriend (“Consultant”).
     WHEREAS, Consultant has agreed to perform services for the Company and to that end, the Company and Consultant have agreed upon the terms and conditions of such consultancy as embodied in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Consultant set forth below, the Company and Consultant agree as follows:
ARTICLE I
SCOPE OF WORK
     1.1 Engagement. Upon the terms and conditions set forth in this Agreement, the Company hereby engages Consultant to perform the Services, as defined below, and Consultant hereby accepts such engagement. The Services shall mean, and be limited to, the rendering of advice by Consultant to the Company regarding technology at the Company’s proposed or future ethanol plants. Notwithstanding the foregoing, the Company acknowledges that Consultant is an employee of ICM, Inc., a Kansas corporation (“ICM”), who is in the business of designing and constructing ethanol plants and the Company agrees that nothing in this Consulting Agreement shall be construed or interpreted as requiring Consultant to disclose any information or technology of ICM or any other person or entity.
     1.2 Scope of Work. Consultant shall provide the Services to the Company from time to time over the duration of this Agreement as reasonably required by the Company. The Company shall use reasonable efforts to notify the Consultant as soon as practicable as to when the Company desires the Services. The Consultant will perform the Services either at a location the Company shall specify or at a location the Consultant shall specify, as the circumstances require. However, the Consultant will not deny reasonable and infrequent requests to provide Services in other locations within the United States as requested from time to time by the Company.
     1.3 Services for Others. Consultant may provide services that are identical or similar to the Services for any other person, entity or organization including, without limitation, ICM. Nothing in this Agreement shall be construed or interpreted as prohibiting or otherwise restricting the Consultant from engaging in the same or any similar business as the Company in any manner whatsoever, including without limitation, as a proprietor, partner, member, investor, stockholder, director, officer, employee, consultant, independent contractor, or otherwise.

ARTICLE 2
INDEPENDENT CONTRACTOR
     2.1 Status of Independent Contractor. Consultant is an independent contractor and not an employee, partner, or co-venturer of, or in any other service relationship with, the Company, and the manner in which Consultant’s services are rendered shall be within Consultant’s sole control and discretion.
     2.2 Compliance With Laws; Authority. In the discharge of his duties, Consultant shall comply with all of applicable laws. Consultant does not have any authorization to speak for, represent, or obligate the Company in any manner without the prior written authorization from the Board. Consultant shall not hold himself out as having such authority to any other person. Consultant shall not enter into any agreement or incur any obligations on the Company’s behalf, or commit the Company in any manner without the Company’s prior written consent.
ARTICLE 3
COMPENSATION AND BENEFITS
     3.1 Compensation, In consideration of the Services and in lieu of any cash or compensation of any other kind for the Services, effective as of the date of this Agreement the Company shall issue to Consultant the warrant (the “Warrant”) to purchase 100,000 shares of the Company’s Class A common stock (the “USB Shares”) attached hereto as Exhibit A.
     3.2 Representations as to Warrant. Consultant is acquiring the Warrant and the USB Shares for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. Consultant (a) is able to bear the loss of his entire investment in the Warrant and the USB Shares without any material adverse effect on his financial condition, and (b) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment to be made by him in the Warrant and the USB Shares pursuant to this Agreement. Consultant will notify the Company in writing before selling or otherwise disposing of the Warrant or the USB Shares, describing briefly the nature of any such sale or other disposition, and no such sale or other disposition shall be made unless and until (a) the Company has received an opinion of counsel reasonably satisfactory to the Company that such proposed disposition or transfer may be lawfully made without the registration of the Warrant or the USB Shares pursuant to the Securities Act of 1933, as amended and applicable state securities laws or (b) an effective registration of the Warrant or the USB Shares under the Securities Act of 1933, as amended and applicable state securities laws. The Company shall require that the Warrant and certificate representing the USB Shares be stamped or imprinted with an appropriate legend reflecting the foregoing restrictions.
     3.3 Expenses. The Company agrees to reimburse Consultant directly for all actual reasonable and necessary expenditures that are directly related to the Services rendered to the Company by Consultant under this Agreement. These expenditures include, but are not limited to, expenses related to travel (i.e. airfare, hotel, meals, parking, taxis etc.), telephone calls, postal expenditures equipment purchases and system component purchases; provided, however, that any expenditure which exceeds one hundred dollars ($100) must be authorized by an officer of the Company in writing prior to the expenditure.
     3.4 Insurance; Benefits. The Company will not obtain any workers’ compensation insurance for Consultant. Consultant shall comply with the workers’ compensation law concerning Consultant. Consultant shall not be entitled to participate in or receive benefits under any group benefit plan maintained or sponsored by the Company. Consultant shall be responsible for all payroll and other taxes arising from compensation and other amounts paid to him under this Agreement.
ARTICLE 4
TERM AND CANCELLATION
     4.1 Term. This Agreement shall be effective as of the date set forth above and shall continue in full force and effect until April 30, 2008 (the “Term”), unless terminated as provided in this Article 4 or unless extended by the parties by mutual agreement. The provisions of Articles 5 through 10, inclusive, of this Agreement shall survive any termination of this Agreement and remain in full force and effect thereafter.
     4.2 Certain Definitions.
          (a) “Cause” shall mean any one or more of the following: (i) willful failure or refusal of Consultant to render the Services to the Company in accordance with his obligations under Section 1.2; (ii) the commission by Consultant of an act of fraud or embezzlement against the Company; (iii) the willful engaging by Consultant in conduct that is injurious to the Company (it being understood that mere negligence in performance of duties is not Cause under this Agreement); (iv) Consultant has been convicted or has pleaded nolo contendere to criminal misconduct (except for parking violations, minor traffic violations and other petty or insignificant misdemeanors); (v) any material breach by Consultant of this Agreement.
          (b) “Good Reason” shall mean: (i) a material breach of this Agreement by the Company or (ii) assigning to Consultant duties that are materially inconsistent with his position, responsibilities and status.
          (c) “Disability” shall exist if Consultant is substantially incapable of performing his duties due to physical or mental illness, bodily injury or disease for a period of more than thirty (30) consecutive days.
     4.3 Termination Upon Certain Events. This Agreement shall terminate immediately upon the death or Disability of Consultant, upon written notice by the Company of termination for Cause, upon written notice by Consultant of termination for Good Reason or upon mutual agreement of Consultant and the Company. Further, either party may terminate this Agreement upon fifteen (15) days’ written notice.
     4.4 Return of Property. On termination of this Agreement, (i) Consultant shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the Services, the business, products, practices or techniques of the Company, and all other property and Confidential Information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company or relating to the Services, which in any of these cases are in his possession or under his control; provided, however, Consultant may delete or redact from such documents any trade secret or confidential information that does not belong to the Company; and (ii) the Company shall return to Consultant all property and information, if any, in the possession of the Company or any of its employees, representatives or agents not furnished to the Company in connection with the Services performed under this Agreement on the request of Consultant.
ARTICLE 5
CONFIDENTIAL INFORMATION
     5.1 Non-Disclosure. In performing services under this Agreement, Consultant may be exposed to and may be required to use certain “Confidential Information” (as hereinafter defined) of the Company. Consultant agrees that he will not use directly or indirectly, such Confidential Information for the benefit of any person, entity or organization other than the Company, or disclose such Confidential Information without the written authorization of an officer of the Company, either during or after the term of this Agreement, for a period of 5 years after the date of termination of this Consulting Agreement.
     5.2 Definition. “Confidential Information” means information not generally known whether presently existing or developed in the future, including trade secrets, about the Company’s methods, processes, technology, intellectual property, products, Inventions, vendor names, customer lists, management systems and sales and marketing plans. All information disclosed to Consultant during the term of this Agreement that Consultant has a reasonable basis to believe is Confidential Information or which is treated by the Company as Confidential Information shall be presumed to be Confidential Information.
     5.4 Exceptions. The burden of establishing that any information possessed by Consultant is not Confidential Information shall be that of Consultant. The Confidential Information of the Company shall not include any information that:
          (a) became generally known or available to the public other than as a result of a disclosure by Consultant or anyone to whom Consultant transmitted the information;
          (b) was available to Consultant on a non-confidential basis prior to the Company’s disclosure to Consultant or the date of this Consulting Agreement;

          (c) became available to Consultant on a non-confidential basis from a source other than one who is bound to the Company by a nondisclosure or confidentiality agreement or other obligation of secrecy with respect to such information; or
          (d) was developed by Consultant or any person, entity or organization other than the Company including, without limitation, ICM.
     5.5 Additional Requirements. Confidential Information furnished by the Company to Consultant under this Agreement shall be used by Consultant solely for the purpose and furtherance of the Services and shall be treated by Consultant with at least the same degree of care as he accords his own confidential and proprietary information.
ARTICLE 8
RIGHT TO INJUNCTIVE RELIEF
     8.1 The Company and Consultant both acknowledge that a breach of any of the terms of Articles 5 of this Agreement could render irreparable harm to the Company, and that a remedy at law for breach of the Agreement may be inadequate, and that the Company shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties. The Company and Consultant both acknowledge that the constraints within the Articles of this Agreement are reasonably necessary to protect the legitimate interests of the Company, are reasonable in scope and duration and are not unduly restrictive.
ARTICLE 9
INDEMNIFICATION
     9.1 To the extent permitted by law, the Company shall indemnify and hold harmless Consultant from any and all actions, suits, proceedings, claims, causes of action, liabilities, penalties, demands, assessments, judgments, costs and expenses and reasonable attorneys’ fees, including all indirect, special, incidental or consequential losses or damages or expenses arising from the breach of this Agreement by the Company or the failure of Company to perform its duties pursuant to this Agreement, except that the Company shall in no case be liable for any loss arising from the breach of this Agreement by Consultant, the failure of Consultant to perform his duties pursuant to this Agreement or the willful misconduct or gross negligence of Consultant.
     9.2 To the extent permitted by law, Consultant shall indemnify and hold harmless the Company, its affiliates, directors, officers, employees, servants, agents, and each of them, from any and all actions, suits, proceedings, claims, causes of action, liabilities, penalties, demands, assessments, judgments, costs and expenses and reasonable attorneys’ fees, including all indirect, special, incidental or consequential losses or damages or expenses arising from the breach of this Agreement by the Consultant or the failure of the Consultant to perform his duties pursuant to this Agreement, except that the Consultant shall in no case be liable for any loss arising from the breach of this Agreement by Company, the failure of Company to perform its duties pursuant to this Agreement or the willful misconduct or gross negligence of the Company. Notwithstanding any other provision of this Agreement, the aggregate liability of Consultant to the Company under this Agreement shall not exceed the total compensation payable to Consultant under this Agreement and Consultant shall have the option, in lieu of paying such liability in cash or other immediately available funds, to assign his right, title and interest in the Warrant or USB Shares acquired under section 3.1 above to Company.
ARTICLE 10
GENERAL PROVISIONS
     10.1 Survival. Consultant’s and the Company’s respective rights and obligations under this Agreement are unconditional and shall survive and continue after any expiration or termination of the Agreement, and shall bind the parties and their respective legal representatives, heirs, successors and assigns.
     10.2 Severability. In the event any provision of this Agreement is held unenforceable by a court of competent jurisdiction, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.
     10.3 Governing Law., This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of South Dakota.
     10.4 Entire Understanding. This Agreement and the Warrant constitute the complete agreement of the parties, setting forth the entire understanding and agreement of the parties as to the subject matter contained therein and supersedes all prior discussions and understandings in respect to the subject of this Agreement and the Warrant, whether written or oral.
     10.5 Amendment. No modification, amendment, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.
     10.6 Waiver. The waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.
     10.7 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.
     10.8 Trade Secrets. The rights of the Company under this Agreement are in addition to any rights of the Company with respect to the protection of trade secrets and confidential information arising out of the common or statutory law of the State of South Dakota, or the law of any state or country where Consultant may from time to time be employed or found.
     10.9 Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by facsimile or by certified/registered mail with return receipt requested to the addresses set forth below. Notices shall be deemed given only upon receipt (proof of receipt shall include the return receipt and the facsimile transmission confirmation):
     If to the Company:
Chad Hatch
US BioEnergy Corporation
326 Main Avenue, Suite 209
Brookings, South Dakota
Facsimile: 605-696-3153
with a copy to:
Michael Weaver
Lindquist & Vennum P.L.L.P
4200 IDS Center 80 South 8th Street
Minneapolis, Minnesota 55402-2205
Facsimile: 612-371-3207
     If to Consultant:
David VanderGriend
310 N. First St.
PO Box 397
Colwich, KS 67030
Facsimile: 316-796-0570
     IN WITNESS WHEREOF, this Agreement has been executed by the Company and Consultant as of the date set forth in the first paragraph.

US BIOENERGY CORPORATION

By:	/s/ GORDON OMMEN

Its:

/s/ DAVID VANDERGRIEND David VanderGriend

EXHIBIT A
US BIOENERGY CORPORATION
STOCK OPTION AWARD TO
Dave VanderGriend

THIS AGREEMENT is between US BioEnergy Corporation, (the “Company”) and the individual named above (the “Optionee”). Pursuant to the Company’s 2005 Stock Incentive Plan (the “Plan”), the Company and the Optionee hereby agree as follows:
1.	Grant. The Company grants to the Optionee under the Plan, and the Optionee accepts from the Company, the following Stock Option to purchase the Company’s Class A common stock (“Shares”):

Date of Grant	April 30,2005

Number of Shares subject to the Stock Option	100,000

Exercise Price per Share	$1.00

Type of Stock Option	Non-qualified

Expiration Date of Stock Option	April 30,2008

Time and Amount of Shares Exercisable	100,000 on or after date of grant.
2.	Incorporation of Plan. This Stock Option consists of this Award page, the separate Terms and Conditions for Stock Option Awards, which contains additional terms governing the acceleration of the exercise and earlier termination of the option. This Award and the Terms and Conditions are subject to the terms and conditions of the Plan and to all interpretations, amendment, rules and regulations established in connection with the Plan. Any capitalized terms shall be as defined in the Plan. In the event of any inconsistency between the Terms and Conditions and the Plan as so interpreted or amended, the Plan will control.

US BIOENERGY CORPORATION
By:	/s/ GORDON OMMEN

Its:

1

ADDITIONAL TERMS AND CONDITIONS
OF NONQUALIFIED OPTIONS UNDER THE
US BIOENERGY CORPORATION 2005 STOCK INCENTIVE PLAN
     1. Active Service. The Optionee must, in the case of an employee, be in the employ of the Company, or in the case of a non-employee director or Consultant, be obligated to serve in that capacity on the relevant dates specified in the Award on which the option first becomes exercisable with respect to the Shares.
     2. Change in Control. In the event the Optionee, in the case of an employee, is in the employ of the Company, or in the case of a non-employee director or Consultant, is obligated to serve in that capacity, on the effective date of a Change in Control of the Company, then the Optionee may exercise this Option as to the total number of Shares remaining under this Option, notwithstanding the installment exercise specified in the Award.
     3. Termination of Option. Unless the Committee determines otherwise, the period of exercise of the vested and exercisable portion of the Award shall end on the earliest of the Expiration Date specified in the Award or any of the following:
     3.1 Disability; death. If the Optionee ceases to be employed by (or in the case of a non-employee director or Consultant, to render services to) the Company or any subsidiary, by reason of the Optionee’s death or Disability, the vested portion of the Award may thereafter be exercised, to the extent it was exercisable at the time of death or Disability (or on such accelerated basis as the Committee shall determine at or after grant), by the Optionee (or the legal representative of the estate or the legatee of the Optionee under the will of the Optionee), but may not be exercised more than one year after the date of such death or Disability; or
     3.2 For Cause or Resignation. If an Optionee’s ceases to be employed by (or in the case of a non-employee director or Consultant, to render services to) the Company or any subsidiary and such termination is by the Company for Cause or by the Optionee, the Award and all rights associated therewith, whether then exercisable or not, will thereupon terminate immediately; or
     3.3 Without Cause. If the Optionee ceases to be employed by (or in the case of a Consultant, to provide services to) the Company or any subsidiary, and such termination is by the Company for any reason other than death, Disability or for Cause, the vested portion of the Award may thereafter be exercised, to the extent; it was exercisable at the time of such termination, for 90 days from the date of such termination; or
     3.4 Change in Control. In the event of a Change in Control of the Company, on such earlier date as determined by the Committee in accordance with the terms of the Plan.

2

Neither the Plan nor the Award shall confer any right to continued service with the Company, nor interfere with the right of the Optionee to resign or be removed as an employee, director or Consultant of the Company,
     4. Method of Exercise of Option. Subject to the terms of the Plan, the option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of Shares which the Optionee elects to purchase, and shall be accompanied by payment of the Exercise Price for such Shares indicated by the election in cash, check or bank draft. The Committee, in its discretion, may permit the Optionee to pay the Exercise Price by delivery of a promissory note or by delivering Shares that have been held by the Optionee for at least six months, the Fair Market Value of which is equal to the Exercise Price. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws.
     5. Withholding. All transfers and issuances under the Award are subject to withholding of all applicable taxes if any. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of tax withholding pursuant to the Award, may permit the withholding obligations to be satisfied through cash payment by the Optionee, through the surrender of Shares which the Optionee already owns, or through the surrender of Shares to which the Optionee is otherwise entitled under the Plan; provided, however, that such Shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).
     6. Status and Rights as a Shareholder. Neither the Optionee nor the Optionee’s executor, administrator, heirs, or legatees, shall be or have any rights or privileges of a shareholder of the Company in respect of the Shares transferable upon exercise of the Option granted hereunder, unless the transferee has caused the Optionee’s name to be entered as the shareholder of record on the books of the Company, and if Shares are in certificate form, such certificates representing the Shares have been endorsed, transferred and delivered.
     7. Limitations on Shares.
     3. As a further condition to the Award and the issuance of Shares to the Optionee upon exercise of the option, the Optionee agrees to the following:
     7.0 Investment Intent.
     7.1 Prior to the receipt of the certificates pursuant to the exercise of the option granted hereunder, the Optionee shall, if required in the Company’s discretion, demonstrate an intent to hold the Shares acquired by exercise of the option for investment and not with a view to resale or distribution thereof to the public, by delivering to the Company an investment certificate or letter in such form as the Company may require.
     7.2 Compliance with Securities Laws. Shares acquired upon exercise of this Option may not be sold, transferred, pledged or otherwise disposed of unless the Shares are eligible for resale pursuant to an effective registration under

3

the Securities Act of 1933, of unless the Company has received an opinion of counsel satisfactory to the Company that said registration is not required.
     7.3 Lock-Up. In the event the Company advises the Optionee that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended, and the underwriter(s) seek to impose restrictions under which certain shareholders may not sell or contract to sell or grant any option to buy or otherwise dispose of part or all of their stock purchase rights of the underlying Common Stock, the Optionee will not, for a period not to exceed 180 days from the effective date of the Company’s registration statement, sell or contract to sell or grant an option to buy or otherwise dispose of any shares of Stock acquired pursuant to the exercise of any Stock Option granted to Optionee pursuant to the Plan or any of the underlying shares of Stock without the prior written consent of the underwriter(s) or its representative(s).
     7.4 Sales by Affiliates. The Optionee will comply with Rule 145 of the Securities Act of 1933 and any other restrictions imposed under other applicable legal or accounting principles if the Optionee is an “affiliate” (as defined in such applicable legal and accounting principles) at the time of the transaction, and the Optionee will execute any documents necessary to ensure compliance with such rules.
The Company reserves the right to place a legend on any stock certificate issued upon the exercise of a Stock Option pursuant to the Plan to assure compliance with this Section 7.
     8. Tag Along Rights. If the holders of a majority of the voting power of the Company’s capital stock desire to, collectively, sell or otherwise dispose of a majority of the stock having such voting power (a “Sale Transaction”), they may give a notice (the “Sale Notice”) to all shareholders who have acquired Shares by the exercise of any Stock Option granted under the Plan. The holders of such Shares shall then be obligated to take all lawful action requested by the shareholders giving the Sale Notice to sell or transfer their Shares as a part of the Sales Transaction for the same price per Share as is received by the shareholders giving the Sales Notice. The actions requested may include, without limitation, the deposit of certificates and duly executed stock powers with an escrow agent designated by the shareholders giving the Sales Notice. The provisions of this Section 8 will terminate upon completion by the Company of an initial public offering of its stock.
     9. Right of Repurchase. In the event of the termination of the Optionee’s employment for any reason, the Company may, upon written notice at any time thereafter, repurchase any Shares acquired by the Optionee pursuant to the exercise of any stock option and the Optionee must sell any such shares to the Company, with the per Share price being the Fair Market Value of the Shares as of the date of the termination of the Optionee’s employment, or, in the case of a termination for Cause, an amount equal to the lesser of Fair Market Value or the Exercise Price for the Shares, Such payment shall be made in the form of cash or promissory note payable in no more than five annual installments and bearing a reasonable rate of interest. The provisions of this Section 9 will terminate upon completion by the Company of an initial public offering of its stock.

4